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                                                                Exhibit 99(b)(3)

THIS AGREEMENT is made the 8th day of December 2000

BETWEEN

(1)   BODYCOTE INTERNATIONAL PLC

(2)   ABN AMRO BANK N.V.

NOW IT IS HEREBY AGREED as follows:-

1.    DEFINITIONS

1.1   In this Agreement

      "ACCOUNTS DATE" means 31st December;

      "ADVANCE" means a money market advance to be made pursuant to Clause 4 below;

      "AVAILABLE AMOUNT" means at any time, the amount of the Facility less the aggregate Sterling Amount of any Advances outstanding hereunder;

      "BALANCE SHEET" means at any time, the latest consolidated balance sheet of the Borrower and the Subsidiaries;

      "BANK" means ABN AMRO Bank N.V.;

      "BORROWER" means Bodycote International plc, whose registered address is Hulley Road, Hurdsfield, Macclesfield, Cheshire SK10 2SG;

      "BUSINESS DAY" means in relation to a payment obligation in a currency other than the euro, a day (other than a Saturday) on which banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in the principal financial centre of the relevant currency and, in relation to a payment obligation in euro (including any national currency denomination of the euro during the transitional period), a Euro Business Day;

      "CAPITALISED LEASE" means a lease with respect to which the obligation for rentals is required to be capitalised on a consolidated balance sheet of the lessee and its subsidiaries;

      "CAPITALISED RENTALS" means, with respect to any Person, as of the date of determination thereof, the amount at which the aggregate rentals due and payable, and to become due and payable, under all Capitalised Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person in accordance with U.K. GAAP;

      "CASH EQUIVALENTS" means:
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      (i)   to the extent that such obligations mature within twelve months of the time of acquisition thereof, or are marked to market by the holder thereof on at least a monthly basis, direct or indirect publicly traded obligations of, or obligations unconditionally guaranteed in full by, (1) the United Kingdom or the United States of America, or, to the extent that such obligations are accorded the highest rating of an internationally recognised rating service then in the business of rating government obligations, any other jurisdiction, or (2) an agency of any jurisdiction which is backed by the full faith and credit of the United Kingdom or the United States of America, or, to the extent that such obligations are accorded the highest rating of an internationally recognised rating service then in the business of rating government obligations, any other jurisdiction;

      (ii) debt obligations which are readily marketable and marked to market at least monthly, or mature within twelve months of the time of acquisition thereof and which, in either case, are, at the time of any determination hereunder, accorded a rating of A, or better, by Standard & Poor's Ratings Group or A, or better, by Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing);

      (iii) commercial paper with a maturity of twelve months or less which, at the time of any determination hereunder, is accorded a rating of A-1, or better, by Standard & Poor's Ratings Group or Prime-1, or better, by Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing);

      (iv) certificates of deposit which are readily marketable and marked to market at least monthly, or mature within twelve months of the time of acquisition thereof and which, in either case, are issued buy financial institution which is (1) located in the United Kingdom, the United States of America, or any jurisdiction which permits the cash evidence by certificates of deposit to be freely remitted to the United Kingdom or the United States of America, and (2) has (or is a subsidiary of a financial institution holding company which has) outstanding unsecured short-term indebtedness, which, at the time of any determination hereunder, is accorded a rating of A-1, or better, by Standard & Poor's Ratings Group or Prime -1, or better by Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing);

      (v) marketable obligations maturing within twelve months of the time of acquisition thereof of any state, territory or possession of the United States of America, or any political subdivision of any of the foregoing, or the District of Columbia; which obligations, at the time of any determination hereunder, are accorded a rating of A, or better, by Standard & Poor's Rating Group or A2, or better, by Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing); and

      (vi) deposits made with the Commissioners of Inland Revenue in respect of which Certificates of Tax Deposit have been issued by Her Majesty's Treasury;


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      "CONSOLIDATED INCOME AVAILABLE FOR INTEREST AND TAXES" means with respect to any period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Interest Charges and
      (b) taxes imposed on or measured by income or excess profits;

      "CONSOLIDATED NET BORROWINGS" means at any time, without duplication, the aggregate principal amount of all Financial Indebtedness of the Borrower and the Subsidiaries at such time, as determined on a consolidated basis in accordance with U.K. GAAP, minus the sum of:

      (i) all cash or time deposits (excluding cash deposits securing obligations other than Financial Indebtedness of the Borrower and the Subsidiaries) held for the account of the Borrower and the Subsidiaries at such time that would, in accordance with U.K. GAAP, have been reflected as "cash at bank or in hand" in the Balance Sheet; and

      (ii) the aggregate amount of Cash Equivalents held by the Borrower and the Subsidiaries at such time (excluding Cash Equivalents securing obligations other than Financial Indebtedness of the Borrower and the Subsidiaries);

      "CONSOLIDATED NET INCOME" means with reference to any period, the profit after taxation of the Borrower and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with U.K. GAAP, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with U.K.
      GAAP;

      "CONSOLIDATED TANGIBLE NET WORTH" means at any time the aggregate of:

      (i) the amount paid up or credited as paid up on the issued share capital of the Borrower; and

      (ii) the amount standing to the credit of the consolidated capital and revenue reserves of the Group;

      all based on the applicable Balance Sheet but (to the extent that the following items have not been added, deducted or excluded in arriving at the amounts referred to above) adjusted by:

      (a) adding any amount standing to the credit of the profit and loss account for the Group for the period ending on the date of such Balance Sheet, to the extent not included in subparagraph (ii) above and to the extent the amount is not attributable to any dividend or other distribution declared, recommended or made by any member of the Group;


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      (b)   deducting any amount standing to the debit of the profit and loss account for the Group for the period ending on the date of such Balance Sheet to the extent not included in subparagraph (ii) above;

      (c)   deducting any amount attributable to any intangible asset;

      (d) deducting any amount attributable to a revaluation of assets after December 31, 1998 or, in the case of assets of a company which becomes a member of the Group after that date, the date on which that company becomes a member of the Group except for an upward revaluation of assets undertaken by an independent third-party professional value in accordance with U.K. GAAP;

      (e) reflecting any variation in the amount of the issued share capital of the Borrower and the consolidated capital and revenue reserves of the Group after the date of such Balance Sheet and taking into account subscription monies (including any premium) in respect of any share capital which is proposed to be issued to the extent to which the subscription thereof has been guaranteed to the reasonable satisfaction of the Bank or underwritten by a bank or financial institution approved by the Bank after the date of such Balance Sheet;

      (f) reflecting any variation in the interest of the Borrower in any other member of the Group since the date of such Balance Sheet;

      (g)   excluding any amount attributable to deferred taxation; and

      (h)   excluding any amount attributable to minority interests;

      "CONSOLIDATED TOTAL ASSETS" means, as at the date of any determination thereof, all amounts reported as tangible fixed assets, investments, stocks, debtors, cash and short term deposits on the then application Balance Sheet, minus depreciation;

      "DOLLAR AMOUNT" means, in relation to any Drawing denominated in an Optional Currency the amount in US Dollars which would be required to purchase the principal amount of such Drawing in such Optional Currency at the spot rate of exchange for the purchase of such Optional Currency quoted by the Bank at or about 11.00 am on the date of fixing the rate for the relevant Drawing;

      "DRAWING" means each amount drawn pursuant to Clause 4 below;

      "DRAWDOWN DATE" means, in relation to an Advance, the date for the making thereof as specified in the request relating thereto;

      "ENCUMBRANCE" means any mortgage, pledge, lien, charge, assignment, hypothecation, security interest or other encumbrance or charge by way of security;

      "EURO BUSINESS DAY" means, in relation to any payment obligation in euros, each day (a) on which payments may be settled through the Trans-European Automated Real-time Gross settlement Express Transfer (TARGET) system and
      (b) on which banks are


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      open for general business (including dealings in foreign exchange and foreign currency deposits) in London;

      "EURO", "EURO UNIT" and "EUR" shall mean the currency of the member states of the European Union that adopt a single currency in accordance with the Treaty establishing the European Community;

      "EVENT OF DEFAULT" means an event specified in Clause 13.1 below;

      "FACILITY" means the facility made and to be made available upon and subject to the terms of this Agreement;

      "FINANCIAL INDEBTEDNESS" means, with respect to any Person, (without duplication) the aggregate outstanding amount of:

      (i)   all obligations of such Person for monies borrowed;

      (ii) all obligations of such Person evidenced by any debenture, bond, note, loan stock, commercial paper or other similar Security;

      (iii) all obligations of such Person in respect of Capitalised Rentals;

      (iv) all Guarantees by such Person of Financial Indebtedness of third parties;

      (v) all obligations of such Person in respect of the principal amount of any receivables sold or discounted to a third party to the extent of recourse to such Person or any of its subsidiaries; and

      (vi) all obligations of such Person in respect of the acquisition cost of property, assets or services payable before or after the time of acquisition or possession by the party liable and where the advance or deferred payment was arranged primarily as a method of raising finance or financing the acquisition of the property, assets or services acquired.

      The term Financial Indebtedness shall not include accounts payable (including, without limitation, letters of credit, banker's acceptances and similar instruments issued as security for, or a method of, satisfying accounts payable) for goods and services which are payable in accordance with usual and customary business terms and practices and hedging or other risk management transactions. The term Financial Indebtedness shall be determined on a consolidated basis after eliminating Financial Indebtedness of the Borrower or a Subsidiary owing to the Borrower or a Subsidiary;

      "GROUP" means the Borrower and its Subsidiaries from time to time;

      "GUARANTEE" means, with respect to any Person, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner,


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      whether directly or indirectly, including, without limitation, any obligation incurred through an agreement, contingent or otherwise, by such
      Persons: (i) to purchase such indebtedness or obligation or any property or assets constituting security therefore, (ii) to advance or supply funds for the purchase or payment of such indebtedness or obligation, to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment for such indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the primary obligor to make payment of the indebtedness or obligation, or
      (iv) otherwise to assure the owner of the indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guarantee in respect of any indebtedness for borrowed money shall be deemed to be indebtedness equal to the principal amount of such indebtedness for borrowed money which has been guaranteed, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend;

      "INTEREST CHARGES" means for any period, the sum (without duplication) of

      (i) all interest in respect of Financial Indebtedness of the Borrower and its Subsidiaries (including imputed interest on Capitalised Leases) deducted in determining Consolidated Net Income for such period; plus

      (ii) all debt discount and expense amortised or required to be amortised in the determination of Consolidated Net Income for such period;

      (in each case eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with U.K.
      GAAP);

      "INTEREST COVERAGE RATIO" means at any time, the ratio of (a) Consolidated Income Available for Interest and Taxes for the period of 12 full consecutive calendar months ending on, or most recently ended prior to, such time to (b) Net Interest Charges for such period;

      "INTEREST PERIOD" shall have the meaning attributed to it in Clause 5 below;

      "LONDON BANKING DAY" means, in relation to the determination of the London interbank offered rate (LIBOR) for a currency, each day on which such rate is determined and displayed on the relevant Reuters page for that currency for a deposit commencing on that day or on the second banking day after that day, in accordance with customary market practice for the relevant currency;

      "MARGIN" means 0.50% (zero point five zero per cent) per annum;

      "MATERIAL SUBSIDIARY" means and includes:


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      (i)   any Subsidiary if, at the date of any determination hereunder, either:

            (a) the portion of the Consolidated Net Income of the Group which was contributed by such Subsidiary during the immediately proceeding complete financial year of the Borrower exceeded 10%; or

            (b) the portion of the Consolidated Total Assets of the Group which was contributed by such Subsidiary as at the end of the immediately preceding financial year of the Borrower exceeded 10% (for these purposes the contribution of such Subsidiary is defined as the sum of its own current assets, long term receivables and investments and fixed assets, all as reported within the Group's internal accounting systems after excluding intercompany receivables); and

      (ii) any other Subsidiary which, at the date of any determination hereunder, has been designated by the Borrower to the Bank in writing to constitute a Material Subsidiary for all purposes of this Agreement; and

      (iii) any Subsidiary which owns, directly or indirectly, a Subsidiary constituting a Material Subsidiary pursuant to the provisions of clause (i) or (ii) hereof;

      "NATIONAL CURRENCY UNIT" and "TRANSITIONAL PERIOD" each has the meaning given to that term in the European Council Regulation on the legal framework for the introduction of the euro, which will come into force on 1st January, 1999 (the "Euro Regulation");

      "NET INTEREST CHARGES" means, for any period, the excess of (a) Interest Charges for such period, over (b) all interest and such other such interest income received by the Borrower and its Subsidiaries during such period;

      "OPTIONAL CURRENCY" means in relation to any Drawing, any freely transferable and convertible currency other than Sterling;

      "ORIGINAL GROUP ACCOUNTS" means the last published audited accounts of the Group;

      "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organisation, or a government or agency or political subdivision thereof;

      "POUNDS STERLING", "STERLING" and "(POUND)" shall mean the lawful currency of the United Kingdom;

      "REPAYMENT DATE" means the date falling 364 days after the date of this Agreement;

      "SECURITY" has the same meaning as in Section 2(1) of the Securities
      Act;


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      "SECURITIES ACT" means, the Securities Act of 1933 of the United States of
      America, as amended from time to time;

      "STERLING AMOUNT" means, in relation to any Advance denominated in an Optional Currency the amount in Sterling which would be required to purchase the principal amount of such Advance in such Optional Currency at the spot rate of exchange for the purchase of such Optional Currency quoted by the Bank at or about 11.00 am on the date of the relevant drawing;

      "SUBSIDIARY" means, as to any Person, any corporation, association or other business entity which is a "subsidiary" or "subsidiary undertaking" within the meaning of the Act cited in England as the Companies Act 1985 (as amended). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Borrower;

      "U.K. GAAP" means generally accepted accounting principles as in effect from the time to time in the United Kingdom;

      "US DOLLARS" and "US $" shall mean the lawful currency of the United States of America;

2.    AMOUNT AND UTILISATION

2.1 The maximum aggregate amount which may be borrowed under the Facility shall be GBP10,000,000 (ten million Pounds sterling) or its equivalent in Optional Currencies.

2.2 Subject to the terms of this Agreement, the Facility may be utilised by way of Advances to the Borrower in Sterling and/or Optional Currencies.

2.3 The Sterling Amount of each Drawing made or to be made pursuant to a duly delivered notice of drawing shall be applied in reduction of the amount which shall at any time be available to be drawn hereunder

3.    PURPOSE

      The Facility may be utilised for the general corporate purposes of the Borrower including without limitation, funding of acquisitions.

4.    ADVANCES

4.1 Subject to the terms of this Agreement, Drawings by way of Advances in Sterling and/or in Optional Currencies may be made on any Business Day in the minimum amount (pound)5,000,000, and in integral multiples, of (pound)1,000,000 (or the equivalent in Optional Currencies) upon the Borrower giving notice by telephone (subject to prior delivery to the Bank by the Borrower of, and compliance by the Borrower with, a Communications Indemnity in the Bank's standard form) to the Bank of the Borrower's intention to draw in the case of Drawings in a currency other than Sterling not later than 10.00 am on the second Business Day prior to the date of the proposed Drawing, and, in


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      the case of Drawings in Sterling not later than 10.00 am on the date of the proposed Drawing such notice to be irrevocable and to specify the amount and date of the proposed Drawing and the Interest Period selected by the Borrower in respect of the proposed Drawing. In the event that the Borrower gives notice by telephone pursuant to this Clause 4.1 the Borrower shall as soon as reasonably practicable thereafter, but without prejudice to the validity of such telephone notice, deliver to the Bank written confirmation of such telephone notice;

4.2 All Drawings shall be subject to the availability to the Bank of matching deposits in the London Interbank Market as at the Drawdown Date;

4.3 Each Drawing shall be repaid in full upon the last day of the Interest Period selected in respect thereof. Amounts so repaid shall, subject to the terms of this Agreement, be available to be redrawn hereunder;

4.4 If the Borrower requests a Drawing in accordance with this Clause 4 then such Drawing may be made by the Borrower on such Drawdown Date unless:-

      (a) the amount of such Drawing exceeds, on such date, the Available Amount; or

      (b) the representations set out in Clause 11 are untrue on such Drawdown Date to a degree which the Bank considers to be materially adverse to the Bank's position hereunder; or

      (c) any Event of Default (or event which, with the giving of notice, lapse of time or any other condition would constitute an Event of Default) has occurred and not been remedied or waived in writing.

5.    INTEREST PERIODS

5.1 Subject to the terms of this Clause 5, the period of each Advance drawn pursuant to Clause 4 above (an "Interest Period") shall be of one, three or six months, as selected by the Borrower, or of such other duration as may be agreed between the Borrower and the Bank;

5.2 If any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day and interest shall be adjusted accordingly unless the next succeeding Business Day falls in the following month in which case such Interest Period shall end on the immediately preceding Business Day;

5.3   No Interest Period shall extend beyond the Repayment Date.

6.    INTEREST

6.1 Interest on each Advance drawn pursuant to Clause 4 above shall accrue from day to day and be calculated on the basis of a year of 365 days or 360 days in accordance with the market standard for the currency (which, in the case of the euro, for the avoidance


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      of doubt, will be 360 days) and the actual number of days elapsed and shall be payable gross in arrears on the last day of the Interest Period relating thereto at the rate per annum which shall be the aggregate of the Margin and the offered rate in the London interbank market for deposits in Sterling or the relevant Optional Currency in the same amount and for the same period as the Advance and commencing on the first day of such Interest Period which appears on the relevant Reuters page as appropriate for the relevant currency at or about 11.00 am (London time) on the day falling two London Banking Days prior to the first day of such Interest Period and, in the case of Advances in Sterling at or about 11.00 am (London time) on the first day of such Interest Period provided that if no such rate appears the rate per annum shall be the rate at which the Bank is offered deposits in Sterling/US Dollars or the relevant Optional Currency of a comparable amount and for the same period as such Interest Period by leading banks in the London Interbank Market at or about 11.00 am (London time) on the day falling two London Banking Days prior to the first day of such Interest Period and in the case of Advances drawn in Sterling at or about 11.00 am (London time) on the first London Banking Day of such Interest Period;

6.2 The Bank's certificate as to each amount payable and each offered rate quoted or relevant under this Clause shall, in the absence of manifest error, be conclusive evidence of each such amount and/or rate. The calculation on which such certificate is based shall be made available to the Borrower on request; and

6.3 The Borrower shall, in addition to all other amounts payable hereunder, pay to the Bank on the last day of the Interest Period selected or agreed in respect of each Drawing pursuant to Clause 4 above such amount as the Bank shall from time to time certify to the Borrower to be equal to the cost to the Bank during such Interest Period of complying with all reserve, special deposit, liquidity and/or other ratios and/or any other governmental, monetary or fiscal agency or authority for the time being allocable to such Drawing, including without limitation the European System of Central Banks, to be calculated according to the formula outlined in Appendix A hereto or such other formula as the Bank may from time to time require in the event of any change occurring in any such ratio and/or requirement. The certificate of the Bank as to the amount of such cost shall be conclusive, save in the case of manifest error.

7.    PAYMENTS

7.1 All payments to be made by the Borrower hereunder shall be made for value on the due date:-

      (a)   (i)   if in US Dollars in immediately available funds to the
                  account of the Bank, a/c no. 661001036741, at ABN AMRO Bank
                  N.V. New York Branch, New York, USA.

            (ii)  if in Sterling to the Bank; and

            (iii) if in an Optional Currency (other than Sterling) to such account as the Bank may designate.


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      (b)   without set-off or counterclaim and without deduction or withholding for or on account of any tax or other deduction of any nature whatsoever now or hereafter imposed or made. In the event that the Bank is required to make any payment on account of tax or otherwise or becomes subject to any such tax or deduction (other than on account of tax on the overall net income of the Bank), the Borrower will pay to the Bank forthwith upon the Bank's first demand from time to time such additional amounts as the Bank may certify to be necessary to enable the Bank to receive a net amount equal to the full amount which the Bank would have received but for such tax or deduction;

      (c)   If:

            (i)   the Borrower pays any additional amounts under sub-clause 7.1
                  (b) above (a "tax payment") in respect of payment to the Bank under this Agreement; and

            (ii) the Bank determines that it has obtained a refund or obtained and used a credit against tax on its overall net income (a "tax credit") which the Bank is able to identify as attributable to that tax payment, then, if in its discretion it can do so without any adverse consequences for the Bank, the Bank shall reimburse the Borrower such amount as the Bank determines to be such proportion of that tax credit as will leave the Bank (after that reimbursement) in no better or worse position than it would have been in if no tax payment has been required. The Bank shall have a discretion to arrange its tax affairs as it considers fit and as to whether to claim any tax credit and whether any amount is due from it under this sub-clause (c) (ii) (and, if so, what amount and when). The Bank shall not be obliged to disclose any information regarding its tax affairs and computations.

7.2 In the event of any requirement to pay additional amounts as referred to in Clause 7.1 (b) above or 10.1 below the Borrower will have the immediate right, subject to any necessary governmental or other regulatory approvals, to prepay any amounts outstanding under the Facility in full or in part together with interest accrued thereon to the date of payment and any additional costs and charges incurred by the Bank in connection therewith;

7.3 In the event that the Borrower fails to pay any amount (whether of principal, interest or otherwise) hereunder on the due date therefor, interest (which shall be payable on demand) shall accrue from day to day upon the amount unpaid from the due date therefor until the date of actual payment (as well after as before judgement) at such per annum rate or rates as the Bank may from time to time certify to be equal to 1% (one per cent) above the aggregate of (i) the Bank's cost of funding the amount unpaid in such manner and for such period or periods as the Bank shall consider appropriate and (ii) the Margin. The Borrower hereby acknowledges that (i) such rate is intended to compensate the Bank for any out-of-pocket costs which may be reasonably incurred by the Bank by reason of any failure by the Borrower to pay monies when due hereunder


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      and (ii) the accrual or payment of such interest shall not prejudice any of the Bank's rights under this Agreement;

7.4 Whenever any payment hereunder shall become due on a day which is not a Business Day, the due date therefor shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in the following month in which case the payment shall be due on the immediately preceding Business Day;

7.5 In the event that the Borrower repays the whole or any part of any Drawing otherwise than on the last day of an Interest Period relative to the amount being so repaid, the Borrower shall forthwith on demand from the Bank from time to time pay to the Bank such additional amounts as the Bank may certify as necessary to compensate it for any loss or expense sustained or incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the amount so paid (such certificate to be conclusive in the absence of manifest error) to the extent that any such losses or expenses have necessarily and reasonably arisen as a result of such payment.

7.6 In relation to any payment to be made by the Borrower or the Bank under this Agreement during the transitional period that is denominated in a national currency, the relevant party may make such payment either in national currency unit or in the euro unit. If the party is making the payment by crediting an account of the other party in the jurisdiction of that national currency unit, then article 8(3) of the Euro Regulation applies. In any other case, the party must make the payment to the relevant account for payments in that denomination specified by the other party (which account information will not be unreasonably withheld by the other party).

8.    REPAYMENT AND CANCELLATION

8.1 Subject to the terms of Clause 13 below, (and without prejudice to the terms of Clause 4.3 above), all monies accrued due owing or otherwise outstanding hereunder shall be repaid and paid to the Bank in full no later than the Repayment Date on which date the Facility shall expire.

8.2 The Borrower may, by giving to the Bank not less than thirty days' prior written notice at any time before the last day of the Availability Period, cancel the whole or any part of the undrawn portion of the Facility (being, in the case of partial cancellations (pound)1,000,000 or a larger integral multiple of(pound)1,000,000). Any such notice of cancellation shall be irrevocable. No commitment fee shall be payable in respect of a cancelled portion of the Facility

9.    FEES

      The Borrower shall pay to the Bank in Sterling quarterly in arrears on March, June, September and December in each year during the period of the Facility and upon the date on which the Facility is terminated or the Repayment Date (whichever the earlier) a commitment fee at the rate of 0.125% (zero point one two five per cent) per annum which shall accrue from day to day and be calculated on the basis of a year of 365 days and the number of actual days elapsed upon the average daily undrawn portion for the relevant quarterly period of the maximum Sterling Amount which may from time to time be borrowed and outstanding under the Facility (as such maximum amount is specified in Clause 2 above) for the period from 8th January 2001 to the date on which the Facility is terminated or the Repayment Date (whichever is the earlier).

10.   CHANGE OF CIRCUMSTANCES

10.1  ADDITIONAL COST

      If the result of (i) the introduction of or any change in any applicable law or regulation (whether or not having the force of law) or the interpretation thereof by any relevant or competent authority or court or
      (ii) the Bank's compliance with any request or directive of any applicable monetary or fiscal agency or authority, including without limitation the European System of Central Banks, is (directly or indirectly) to increase the cost to the Bank of making the Facility available and/or of making, maintaining or funding any Drawing or otherwise to reduce the amount receivable by the Bank or the amount of the Bank's effective return hereunder by or in an amount which the Bank may from time to time deem material (other than by reason of an increase in the tax levied on the Bank's overall net income) then upon demand being made from time to time by the Bank to the Borrower, the Borrower shall, forthwith pay to the Bank such amount as the Bank shall conclusively certify as necessary to compensate the Bank for such additional cost or reduction

      PROVIDED THAT the cost to the Bank of complying with the reserve asset and/or special deposit requirements of the Bank of England current as at the date hereof (being recoverable under Clause 6.3 above) shall not be recoverable from the Borrower under this Clause 10.1.

10.2  ILLEGALITY

      Notwithstanding anything contained in this Agreement, if any law or regulation or any change therein or in the interpretation or application of any relevant competent authority or court shall make it (in the reasonable opinion of the Bank) unlawful for the Bank to make, maintain or fund any Drawing, or to perform any of its obligations hereunder, the Bank may by written notice to the Borrower declare that the Facility and the Bank's obligations hereunder shall be terminated forthwith, whereupon the Facility and such obligations shall be so terminated and the Borrower shall repay all Drawings outstanding forthwith together with all accrued interest thereon and all other monies (if any) accrued due owing or otherwise outstanding hereunder.

11.   REPRESENTATIONS AND WARRANTIES

      The Borrower hereby makes the following representations and warranties for the benefit of the Bank as of the date hereof and as of each day upon which the Facility is available and/or any amount is outstanding hereunder with reference to the facts and circumstances then subsisting:

11.1 It is a limited company duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own its property and assets and carry on its business as it is now being conducted;

11.2 The Borrower has the power to make and carry out the terms of this Agreement and has taken all necessary corporate and other action to authorise the execution delivery and performance of the Agreement;

11.3 This Agreement constitutes the legally binding obligation of the Borrower enforceable in accordance with its terms;

11.4 The execution delivery and performance of the Agreement does not and will not violate (i) any law or regulation or any order of any governmental authority or agency or of any court of any relevant jurisdiction, or (ii) the Memorandum or Articles of Association of the Borrower (or equivalent constitutional documents), or (iii) any provision of any mortgage, contract or other undertaking to which the Borrower is a party or which is binding upon it or any of its assets, and does not and will not result in the creation or imposition of any mortgage, lien, charge or other encumbrance on any of its assets pursuant to the provisions of any such mortgage, contract or other undertaking;

11.5 The Borrower has received or obtained every consent of, licence from or exemption by any governmental or administrative body or authority required to authorise or required in connection with the validity or enforceability of this Agreement;

11.6 The Borrower is not in default under any agreement to which it is a party or by which it may be bound, and no litigation or administrative proceeding is presently pending or, to the knowledge of the Borrower, threatened, which default, litigation or proceeding would materially and adversely affect the Borrower's ability to repay any monies which are or may be borrowed hereunder; and

11.7 There has been no material adverse change in the consolidated financial position of the Borrower from that set forth in the audited consolidated financial statements of the Group as at 31st December 1999.

12.   UNDERTAKINGS

      The Borrower hereby undertakes to the Bank as long as the Facility or any part thereof is available or any amount is outstanding (whether actually or contingently) hereunder that:

12.1. It will not create, incur or permit to subsist any Encumbrance as security for any Financial Indebtedness over any of its assets and will procure that no such Encumbrance is created, incurred or permitted to subsist over any of the assets of any of its Subsidiaries, unless the Bank has given its prior written consent to such Encumbrance being created or incurred or subsisting provided that this sub-Clause 12.1 shall not apply in respect of:-

      (a)   any Encumbrances arising solely by operation of law;

      (b) any Encumbrance over assets acquired and which Encumbrance either is in existence prior to such acquisition or secures only Financial Indebtedness incurred to finance the acquisition of such assets;

      (c) the Encumbrances over the assets of the Borrower existing prior to the date of this Agreement and disclosed in writing to the Bank on or prior to the date hereof;

      (d) in the case of any company which becomes a Subsidiary of the Borrower after the date of this Agreement, any security existing on or over its assets when it becomes a Subsidiary and not created in contemplation of or in connection with its becoming a Subsidiary;

      (e) any liens arising in the ordinary course of the business of the Borrower;

      (f) rights of set-off arising by operation of law or by contract by virtue of the provision to any member of the Group of banking facilities or overdraft facilities in the ordinary course of business and/or in connection with cash management arrangements;

      (g) any retention of title to goods supplied to any member of the Group where such retention is required by the supplier in the ordinary course of its trading activities and on its standard terms and the goods in question are supplied on credit;

      (h) Encumbrances (except for Encumbrances expressed to be created as a floating charge) arising under finance leases, hire purchase, conditional sale agreements or other agreements for the acquisition of assets on deferred payment terms and only to the extent such Encumbrances are granted by the relevant member of the Group over assets comprised within or constituted by such arrangements;

      (i) Encumbrances over goods and documents of title to goods entered into in the ordinary course of trade to secure the purchase price of such goods or loans to finance such purchase price;

      (j) Encumbrances in respect of Financial Indebtedness between any members of the Group.

      (k)   Encumbrances incurred in addition to those described in paragraphs
            (a) to (j) above where the aggregate principal amount of the Financial Indebtedness secured by such Encumbrances shall not at any time exceed 15% of Consolidated Tangible Net Worth.

      (l) any Encumbrances created to replace or in substitution for any of the Encumbrances referred to in sub-paragraphs (a) to (k) of this sub-Clause 12.1 Provided that the principal amount thereby secured is not increased.

12.2 its obligations hereunder shall at all times rank pari passu in right of repayment and in point of security with all of its other unsubordinated and unsecured indebtedness and liabilities (other than obligations preferred by law).

12.3  The Borrower undertakes that it will procure that at any time:-

      (i) Consolidated Tangible Net Worth will not be less than (pound)190,000,000;

      (ii) it will not permit Consolidated Net Borrowings to exceed an amount equal to 100% of Consolidated Tangible Net Worth;

      (iii) it will not permit the Interest Cover Ratio to be less than 3.0:1.

13.   EVENTS OF DEFAULT

13.1 It shall be an Event of Default if for whatever reason and whether or not within the control of the Borrower:

      (a) the Borrower shall fail to make payment of any amount of principal hereunder when due; or

      (b) the Borrower shall fail to make any payment of interest or any other sum hereunder when due; or

      (c) the Borrower shall default in the due performance and observance of any provision contained in this Agreement (other than those covered by paragraphs (a) and (b) above and, if in the reasonable opinion of the Bank such default is capable of remedy albeit out of time, the Borrower shall have failed to cure such default within a period of thirty days of the Borrower becoming aware of such default; or

      (d) any representation, warranty or statement made or deemed to be made in or repeated pursuant to the provisions of this Agreement by the Borrower (save to the extent adequately subjected to any disclosure or qualification in any notice of drawing) or in any notice, certificate, statement or opinion delivered, made or issued by or on behalf of the Borrower hereunder or in connection herewith shall be incorrect in any respect material to the Bank when made or deemed to be made or repeated; or

      (e) any other Financial Indebtedness of the Borrower or any Material Subsidiary of an aggregate amount greater than or equal to (pound)10,000,000 (other than indebtedness which is being contested by the Borrower or the relevant Material Subsidiary in good faith and by appropriate proceedings where adequate provision has been made and is being maintained in respect thereof):-

            (i) is not paid when due or within any stated applicable grace period; or

            (ii) becomes and remains due and payable by reason of an event of default (howsoever described) before its date of payment; or

      (f) the Borrower or any Material Subsidiary is unable to pay its debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or any part of its debts, begins negotiations or takes any proceedings or other steps with a view to readjustment, rescheduling or deferral of all of its indebtedness (or of any part of its indebtedness which it will or might otherwise be unable to pay when due) or proposes or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or any group or class thereof or ceases or threatens to cease to carry on all or any part of the business carried out by it other than pursuant to a solvent reorganisation or files a petition for suspension of payments or other relief of debtors or for bankruptcy or is declared bankrupt or a moratorium is agreed or declared in respect of or affecting all or any part of the indebtedness of any such company; or

      (g) a distress, attachment, execution or other legal process is levied, enforced or sued out on or against all or any part of the assets of the Borrower or Material Subsidiary and no stay or discharge is obtained within 14 days; or

      (h) a petition is presented and is not discharged within 14 days or an order is made or a resolution is passed for the liquidation, winding-up or dissolution or reorganisation (other than a solvent reorganisation) of the Borrower or any Material Subsidiary; or

      (i) an application for an administration order in relation to the Borrower or any Material Subsidiary is presented to a court and is not stayed or discharged within 14 days or any meeting of the Borrower or any Material Subsidiary resolves to present an application for such an order; or

      (j) an encumbrancer takes possession of or there is appointed a receiver, administrator, administrative receiver, trustee, custodian or other similar officer in relation to the Borrower or any Material Subsidiary of all or any part of its assets or any proceedings are taken for the same, and in such case the same is not removed, stayed or discharged within 14 days; or

      (k) anything analogous to, or having a substantially similar effect to, any of the events specified in paragraphs (g) to (j) occurs in any jurisdiction; or

      (l) any litigation, arbitration or administrative proceeding is begun (after the date hereof) against the Borrower or any of its Subsidiaries which is likely in the reasonable judgement of the board of directors of the Borrower to materially affect the ability of the Borrower to perform its present and future payment obligations hereunder in respect of all outstanding and then contemplated Drawings; or

      (m) the validity of this Agreement is contested by the Borrower or the Borrower shall deny liability under this Agreement; or

      (n) this Agreement, at any time after its execution and delivery and for any reason, is not or ceases to be, in a respect which is reasonably likely to materially prejudice the position of the Bank hereunder, in full force and effect and a legal, valid and binding obligation of the Borrower;

      (o) any approval, authorisation, consent, licence or exemption necessary to enable the Borrower to comply with any of its obligations hereunder is revoked, withdrawn, withheld or materially modified or otherwise fails to remain in full force and effect and the result of the same is to materially prejudice the position of the Bank hereunder; or

      (p) there is in the opinion of the Bank a change in circumstances affecting the Borrower which will materially and adversely affect the ability of the Borrower to perform its present and future payment obligations hereunder in respect of all outstanding and contemplated Drawings.

      (q) the Borrower becomes a Subsidiary of another company or any person or two or more connected persons acquire control of over 50% (fifty percent) of the Borrower (and for this purpose "connected persons" and "control" shall be construed in accordance with sections 839 and 416, respectively, of the Income and Corporation Taxes Act 1988) unless, in any of the foregoing cases, the prior written approval of the Bank, shall have been obtained.

13.2 At any time after the occurrence of any event set out in Clause 13.1 the Bank may by notice to the Borrower declare that the Facility shall be cancelled whereupon the same shall be cancelled automatically and/or declare to be immediately due and payable all Advances whereupon the principal amount of such Advances together with accrued interest thereon and all other sums due hereunder shall be deemed to have become immediately due and payable.

      In the event that all Advances shall be declared immediately due and payable as aforesaid the Borrower shall, on demand, indemnify the Bank in respect of all losses (including, without prejudice to the generality of the foregoing, any loss of Margin (but only to the date of actual payment of all such amounts as aforesaid)) and any losses incurred in liquidating or employing deposits from third parties acquired or arranged or utilised to effect or maintain the Bank's Advances made as to which the certificate of such party shall, in the absence of manifest error, be conclusive. Any such certificate shall show in reasonable detail the basis and method of the calculation of such losses.

14.   FINANCIAL INFORMATION

      As long as any monies are accrued due owing or otherwise outstanding hereunder and/or the Bank has any outstanding obligations hereunder (whether actual or contingent), the Borrower shall provide the Bank with:-

      (a) a copy of the annual audited consolidated financial statements of the Borrower and a copy of the annual audited unconsolidated financial statements of the

            Borrower within 180 days of the end of each of the Borrower's financial years; and

      (b) a copy of the interim announcement of the Borrower within 90 days of it being available each year; and

      (c) such other financial information as the Borrower supplies to shareholders from time to time, which the Bank may from time to time reasonably request.

15.   CONDITIONS PRECEDENT

      The obligation of the Bank to make the Facility and/or any Drawing or any available hereunder is subject to the conditions that:-

15.1 The Bank first receives each of the following documents in form and substance acceptable to the Bank:

      (i) the enclosed copy of this Agreement duly signed on behalf of the Borrower; and

      (ii) Certified copies of a Resolution of the Board of Directors of the Borrower authorising: (i) acceptance of the terms and conditions of the Facility and (ii) a person or persons to sign the Agreement and
            (iii) to give notices and instruction in connection with the operation of the Facility; and

      (iii) copies, certified as true and up to date by the Secretary of the Borrower, of the Borrower's Certificate of Incorporation and Memorandum and Articles of Association (or if held by the Bank a certificate duly signed on behalf of the Borrower by an authorised person, certifying that there have been no changes in the documents held); and

      (iv) Authenticated signatures of the persons specified in the above mentioned Board Resolution.

15.2 Prior to the date of any Drawing no Event of Default (or other event which with the giving of notice and/or lapse of time and/or the occurring of any other condition would constitute an Event of Default) shall have occurred and be continuing.

16.   NOTICES

16.1 Any notice or other communication required to be given or made hereunder may be given in writing or by telex and shall be sent:-

      (a)   if to the Borrower to it at.........................................
      ..........................................................................
      telex number..............................(answerback: .................., telephone number..............................for the attention of.......;
      and

      (b) if to the Bank to it at 250 Bishopsgate, London EC2M 4AA (telex number 887336 ABNALN G, telephone number 0207 678 8000) for the attention of Loans Administration;

      or, in any such case, at such other address, telex number or telephone number and/or marked for such other attention as the relevant addressee may from time to time specify by notice given in accordance with this Clause to the party giving the relevant notice or other communication to it;

16.2 Any notice or other communication to be given or made pursuant to this Agreement may be given or made (save as specifically provided herein) by letter delivered personally or sent by first class prepaid post or by telex and shall be effective in the case of notices given by letter when actually received and in the case of notices given by telex, when transmitted provided that the correct Answerback message has been received.


17.   DELAY

      No delay of the Bank in giving notice or exercising any rights of the Bank hereunder shall operate as a waiver of the Bank's rights or any of them.

18.   COSTS

      The Borrower hereby agrees to indemnify the Bank upon demand from time to time against all reasonable losses, costs and expenses (including legal fees) which may be incurred by the Bank in protecting and/or enforcing its rights hereunder.

19.   BENEFIT OF AGREEMENT

      This Agreement shall be binding upon and enure to the benefit of each of the parties hereto and their respective successors and assigns.

20.   TRANSFER

20.1  BORROWER

      The rights of the Borrower under this Agreement are personal to it. Accordingly they are not capable of assignment or transfer.

20.2  BANK

      The Bank may at any time assign all or any of its rights and benefits or transfer any of its obligations under this Agreement.

21.   364 DAY EXTENSION

      The Facility will be available for utilisation for a period commencing on the date hereof and ending on the date falling 364 days after the date hereof (the "Termination Date") providing that upon the Borrower giving to the Bank not less than 30 Business Days notice in writing the Bank may at its discretion enter into an agreement with the Borrower, substantially in the form appended hereto, to novate this Agreement upon the same terms, mutatis mutandis, for a further period of 364 days (or such other period of less than 364 days as the Bank and the Borrower may agree) from the date falling three months after the date hereof (the "Novation Date").

22.   THE CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999.

      Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

23.   LAW AND JURISDICTION

23.1 This Agreement shall be governed by and construed in accordance with the laws of England.

23.2 For the exclusive benefit of the Bank each of the parties hereto irrevocably agrees that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with the Agreement and that accordingly any suit, action or proceeding (together in this Clause referred to as "Proceedings") arising out of or in connection with this Agreement may be brought in such courts.


AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.


/s/ David Landless                              /s/ John Grime
 ....................................           .................................
for and on behalf of BODYCOTE INTERNATIONAL PLC


/s/ Keith White                                 /s/ Martyn Taplin
 ....................................           .................................
for and on behalf of ABN AMRO BANK N.V.

                                   APPENDIX A

                                 MANDATORY COSTS

The Mandatory Cost for an Advance for each Interest Period is the rate determined by the Bank (rounded upward, if necessary, to four decimal places) and calculated in accordance with the following formulae:

(i)   in relation to an Advance in Sterling:

      Mandatory Cost = BY + S (Y - Z) + F X 0.01% PER ANNUM
                       ------------------------------------
                                   100 - (B + S)

(ii)  in relation to any other Advance :

      Mandatory Cost = F X 0.01% PER ANNUM
                       -------------------
                              300

where on the day of application of the formula:

B    =     The percentage of the Bank's eligible liabilities ( in excess of any stated minimum ) which the Bank of England requires the Bank to hold on a non-interest bearing deposit account in accordance with cash ratio requirements.

Y    =     The rate at which Sterling deposits in an amount comparable to the relevant Advance are offered by the Bank in the London Interbank Sterling Market at or about 11.00am (London time) on that day for the relevant period.

S    =     The percentage of the Bank's eligible liabilities which the Bank of
           England requires the Bank to place as a Special Deposit.

Z    =     The percentage interest rate per annum allowed by the Bank of
           England on Special Deposits.

F    =     The charge payable by the Bank to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations but where for this purpose, the figure in paragraph 2.02b and 2.03b will be deemed to be zero expressed in pounds per (pound)1 million of the fee base of the Bank.

For the purposes of this Appendix:

(i) "ELIGIBLE LIABILITIES" and "SPECIAL DEPOSITS" have the meanings given to them at the time of application of the formula by the Bank of England: and

(ii) "FEE BASE" has the meaning given to it in the Fees Regulations:

(iii) "FEES REGULATIONS" means:

      (1) prior to 31 March 1999 the Banking Supervision (Fees) Regulations 1998; and

      (2) on or after 31 March 1999, any regulations governing the payment of fees for banking supervision.

In the application of the above formula, B, Y, S and Z will be included in the formula as figures and not percentages. Each rate calculated in accordance with the formula will be applied on the first day of each relevant period and, if necessary, will be rounded upward to four decimal places.

If the Bank determines that a change in circumstances (including the imposition of alternative or additional official requirements) has rendered or will render the above formula inappropriate, the Bank shall notify the Borrower of the manner in which the Mandatory Cost shall be determined thereafter. The manner of calculation so notified shall, in the absence of manifest error, be binding on all the parties hereto.

                                   APPENDIX B

To:   ABN AMRO BANK N.V.

From: BODYCOTE INTERNATIONAL PLC


                                                 Date:..........................

Dear Sirs,

          RE: GBP 10,000,000 REVOLVING MULTI-CURRENCY ADVANCES FACILITY

We refer to (i) the [insert cross reference to the agreement i.e. credit facility agreement] dated [ ] between [Borrower(s) ] (as " Borrower"), and ABN AMRO Bank N.V. (the "Bank")(the "Old Facility Agreement") [and to [a] Designation Agreement [s] dated [ ] entered into pursuant thereto.]

Terms defined in the Old Facility Agreement have the same meaning in this letter unless the context requires otherwise.

We hereby request you to enter into a new credit facility agreement on the terms set out below (the "New Facility Agreement"). Subject to your acceptance, this letter shall constitute an agreement between us to enter into the New Facility Agreement on the following terms:

1. The New Facility Agreement shall be on the same terms mutatis mutandis as the Old Facility Agreement save that (1) the commencement date shall be [ ] and (2) the Termination Date shall be [ ]; it is hereby agreed that the amount available under the New Facility Agreement will be [ ];

2. With effect from the date on which the conditions precedent to drawdown under Clause [...] of the New Facility are satisfied the obligations of the Bank under the Old Facility Agreement shall be cancelled and its portion of any Advances outstanding thereunder and any interest thereon which is accrued but unpaid shall be treated as outstanding under the New Facility Agreement;

3. This letter shall be governed by and construed in accordance with English
Law.

Please confirm that you agree with the terms set out above by signing and returning the attached duplicate copy of this letter.

Yours faithfully,


for and on behalf of [name of borrower]


for and on behalf of
ABN AMRO Bank N.V.